Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
MedAssets, Inc.
Alpharetta, Georgia
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 26, 2010 except for Note 13 as to which date is September 29, 2011, relating to the consolidated financial statements of MedAssets, Inc. appearing in the Company’s Current Report on Form 8-K filed by MedAssets, Inc. on September 30, 2011.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/  BDO USA, LLP
(formerly known as BDO Seidman, LLP)
Atlanta, Georgia
September 30, 2011